UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)

                                VALLEY BANCORP
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91929R107
             ------------------------------------------------------
                                 (CUSIP Number)

                               NOVEMBER 3, 2006
             ------------------------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                    ----------------------------------------




                                  SCHEDULE 13G

-------------------                                           -----------------
CUSIP No. 91929R107
-------------------                                           -----------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	OTA LLC
	13-3545927

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]

                                                                   (b)   [ ]
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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE, USA
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                      5    SOLE VOTING POWER

                           0
                     ----------------------------------------------------------
    NUMBER OF         6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY             0
    OWNED BY         ----------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                0
      WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


	0
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [ ]

-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


	0 %
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

	Broker-Dealer

-------------------------------------------------------------------------------



-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Options Trading Associates LLC
	13-3706530

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]

                                                                   (b)   [ ]
-------------------------------------------------------------------------------
   3     SEC USE ONLY


-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE, USA
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           0
                     ----------------------------------------------------------
    NUMBER OF         6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY             0
    OWNED BY         ----------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                0
      WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


	0
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [ ]

-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


	0 %
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

	Broker-Dealer

-------------------------------------------------------------------------------





Item 1(a).  Name of Issuer:                  VALLEY BANCORP

Item 1(b).  Address of Issuers's             370 N STEPHANIE STREET

            Principal Executive Offices:     HENDERSON, NV 89014


Item 2(a).  Name of Person Filing:           OTA FINANCIAL GROUP
         			             IRS No. 13-4078069

Item 2(b).  Address of Principal Business    ONE MANHATTANVILLE ROAD
            Office or, if None, Residence:   PURCHASE, NY 10577

Item 2(c).  Citizenship:                     USA


Item 2(d).  Title of Class of Securities:    Common Stock

Item 2(e).  CUSIP Number:                    91929R107

Item 3.   If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

      (a)   |x|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).




Item 4.   Ownership.

     	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          OTA LLC  0 SHARES
	  Options Trading Associates  0 SHARES

     (b)  Percent of class:

	  OTA LLC 0 %

	  Options Trading Associates 0 %


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote,

	        OTA LLC 0

	        Options Trading Associates LLC 0


          (ii)  Shared power to vote or to direct the vote 0,


          (iii) Sole power to dispose or to direct the disposition of,

		OTA LLC 0

	  	Options Trading Associates LLC 0


          (iv)  Shared power to dispose or to direct the disposition of 0



Item 5.  Ownership of Five Percent or Less of a Class.

     	If this statement is being filed to report the fact that as of the date
	hereof the reporting person has ceased to be the beneficial owner of more than
	five percent of the class of securities check the following [X].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

  	 Subsidiary				Item 3 Classification

	 N/A

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


	After reasonable inquiry and to the best of my knowledge and belief,I certify that the information set forth in this statement is true,complete and correct.


               						2/14/2007
                                         ---------------------------------------
                                                         (Date)


                                               /s/  JOHN HANRATTY
                                         ---------------------------------------
                                                       (Signature)


                                         JOHN HANRATTY, CHIEF COMPLIANCE OFFICER
                                         ---------------------------------------
                                                      (Name/Title)


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).